Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Farhan Ahmad	Erica Pompen
	Investor Relations	Media Relations
	farhanahmad@micron.com	epompen@micron.com
	(408) 834-1927	(408) 834-1873

Mary Pat McCarthy and Steve Gomo Appointed to Micron’s Board of Directors

BOISE, Idaho, Oct. 16, 2018 - Micron Technology, Inc., (NASDAQ: MU) today announced it has appointed two distinguished finance and technology industry leaders, Mary Pat McCarthy and Steve Gomo, to its board of directors and audit committee.

McCarthy is a veteran of KPMG, a world-leading audit, tax and advisory firm, where she led the international practice serving software, electronics, communications and media companies. McCarthy has extensive experience in the technology space through client engagements with many leading companies. As U.S. Vice Chair, McCarthy focused on growing KPMG’s global business and developing partners’ skills. She also held the position of Executive Director of KPMG’s Audit Committee Institute and has deep boardroom experience, along with hands-on involvement with corporate governance, IPOs, mergers and acquisitions, and the SEC. McCarthy currently serves on the boards of Palo Alto Networks Inc. and most recently Andeavor and Mutual of Omaha. She is a Certified Public Accountant and received her Bachelor of Science in Business Administration from the Creighton University in 1977.

Gomo has more than 40 years of global financial and management experience, most recently having served as Executive Vice President and Chief Financial Officer at NetApp from 2002 to 2011, where he oversaw finance, legal, workplace resources and investor relations functions. During Gomo’s tenure, NetApp, a leading provider of innovative storage and data management solutions, experienced exponential business growth, expanding to more than 130 offices worldwide, increasing revenues more than fivefold, and achieving a threefold rise in market cap. Gomo currently serves on the boards of Nutanix, Inc. and Enphase Energy, Inc. He received his Bachelor of Science in Business Administration from the Oregon State University in 1974, and a Master of Business Administration in Finance from the Santa Clara University in 1977.

“I am honored that Mary Pat and Steve will add their exceptional talents and experience to our board of directors,” said Micron President and CEO Sanjay Mehrotra. “In her tenure at KPMG, Mary Pat served as a senior audit partner to major clients advising countless iconic Silicon Valley companies. Steve’s visionary management at NetApp helped drive exponential company growth. We certainly will benefit from their advice and insights as our business evolves, and as memory and storage solutions play an increasingly central role in advancing areas like artificial intelligence and machine learning.”

“Mary Pat and Steve are distinguished leaders with deep expertise and significant public-company board experience,” said Micron Chairman Robert Switz. “Their backgrounds will bring additional strength to our board, and I am confident they are going to provide valuable perspectives as Micron continues to grow.”

About Micron Technology, Inc.
We are an industry leader in innovative memory and storage solutions. Through our global brands - Micron®, Crucial® and Ballistix® - our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning, and autonomous vehicles, in key market segments like cloud, data center, networking and mobile. Our common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.